ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is made this 23 day of January, 2024 by and between Ministry Partners Investment Company, LLC, (“MPIC”) and Ministry Partners Securities, LLC, (“MP Securities”). For purposes of this Agreement, MPIC and MP Securities shall hereinafter and collectively be referred to as the “Parties”.

Recitals

A.MP Securities was formed and organized as a Delaware limited liability company on April 26, 2010 for the purpose of launching a de novo broker dealer firm that will be registered as a broker dealer with the U.S. Securities and Exchange Commission (“SEC”) and seek membership with the Financial Institutions Regulatory Authority (“FINRA”).

B.MP Securities has requested that MPIC provide certain administrative services upon such terms and conditions as provided for in this Agreement and required by SEC Rules 15c3-1, 17a-3, 17a-4 and 17a-5.

C.On July 11, 2003, the SEC Division of Market Regulation (“DMR”) issued a letter (the “Letter”) concerning the application of the SEC’s financial responsibility and record keeping rules under SEC rules 15c3-1, 17a-3, 17a-4 and 17a-5 (collectively, the “Financial Responsibility Rules”) regarding expense sharing arrangements between broker dealers and third parties, including parent and affiliate companies.  The Letter addresses situations in which another party has agreed to pay expenses related to the business of the broker dealer.  The Letter’s requirements became effective when issued and the National Association of Securities Dealers (“NASD”) further addressed these issues in Notice to Members 03-63, dated October, 2003.  The purpose of this Agreement is to clarify and document the Parties’ expense sharing arrangement consistent with those requirements as set forth in the Letter and the NASD Notice to Members.

D.MPIC has requested that MP Securities accept responsibility for undertaking certain administrative and ministerial duties related to handling the conduct of its investor certificate program and the parties hereto wish to memorialize the terms of this arrangement.

NOW THEREFORE, in consideration of the mutual covenants, terms, and conditions and other good and valuable consideration set forth below, the Parties agree as follows:

1.Term of Agreement.  Unless sooner terminated as provided in Section 13 below, the term of this Agreement shall commence retroactive to January 1, 2024 and shall continue for successive one-year periods unless sooner terminated by mutual agreement.  This Agreement shall be automatically renewed for one-year periods unless either party provides written notice to the other party at least three months prior to the end of the term or the termination date of any renewal term thereafter.

2.Responsibilities of MPIC.  MPIC will provide administrative services as listed on the attached Exhibit “A”, as may be supplemented from time to time by MPIC or at the request of MP Securities.  If additions or deletions are made to Exhibit “A” during the term of this Agreement, or during any subsequent renewal term, MP Securities and MPIC shall memorialize such changes on an amended Exhibit “A”, and both Parties shall forthwith sign and date such revised Exhibit

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“A” and then attach it to this Agreement. Subject to the terms and conditions of this Agreement, MPIC reserves the right to adjust the amounts on Exhibit “A” with respect to such additions and deletions during the term hereof.

3.Payroll and Personnel Services.  MPIC will assist MP Securities in handling its payroll reporting, processing and handling of employment related matters through its arrangement with Automated Data Processing, Inc (“ADP”).  All MP Securities employees will be treated as leased employees pursuant to MPIC’s Agreement with ADP.  MP Securities will provide all training, employment and administrative manuals for its employees and will handle all employment related issues for the broker dealer firm.

4.Leased Offices.  MPIC agrees to provide office and meeting room space to MP Securities at its corporate offices in Brea, California, as more particularly described in Exhibit A hereto.

5.MP Securities Obligations.  MP Securities shall pay MPIC for such services in the manner described in Section 6 below and in such amounts as described on the attached Exhibit “A”.  Notwithstanding anything in this Agreement to the contrary, MP Securities shall be responsible for and record on its books and records the following expenses:

a.	FINRA registration, assessment and member fees;

b.	filing and reporting fees for the registered principals and registered representatives of the broker dealer firm;

c.	audit, legal and compliance fees incurred for professional services;

d.	fidelity bond and insurance premiums for the broker dealer firm;

e.	business licenses and taxes;

f.	internet service, information technology services, maintenance and communications equipment;

g.	utilities for its office;

h.	salaries, wages and employment costs for its support staff;

i.	securities commissions paid to its registered representatives and principals; and

j.	any costs, judgments, payments for claims or arbitration awards rendered against the broker dealer firm.

MPIC has further agreed to pay for certain management and overhead expenses related to the operation of MP Securities under reasonable allocation procedures applied consistently and will not seek or request reimbursement from MP Securities for such expenses.  For purposes of this

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Agreement, the allocation of such expenses is more particularly described in Exhibit “A” hereto, as supplemented from time to time.

6.Payment for Services.

a.	Services Rendered. During the term of this Agreement, MP Securities agrees to deliver payment for such services or authorize the release of such funds to pay for services rendered by MPIC under this Agreement within ten (10) days of the invoice date. MPIC reserves the right to terminate this Agreement at any time if full payment is not made when due. Should MP Securities require additional administrative services from MPIC that are not included in this Agreement, the fee for any such additional services shall be negotiated and paid separately.

b.	Fee Adjustment. The fees for services provided by MPIC are subject to adjustment by MPIC based upon changes in local, state, and federal laws, changes in insurance requirements or costs, or changes in costs incurred by MPIC in providing such services under this Agreement. MPIC agrees to provide MP Securities with at least a thirty (30) day advance notice of a fee adjustment. Within thirty (30) days of the effectiveness of a fee increase, MP Securities shall be entitled to terminate this Agreement upon written notice to MPIC, such termination to be effective thirty (30) days from the date of such termination notice.

c.	Investor Relations Related Duties. MP Securities has agreed to provide ministerial, compliance, marketing, operational and investor relations related services regarding MPIC’s investor certificate program, as more particularly described in Exhibit “A” hereto and administer MPIC’s transition to a flat fee compensation model for the MPIC investor certificate program. In exchange for providing those services, MPIC will compensate MP Securities with a fixed fee of $50,000 per calendar year.

The investor relations services fee will be included in the maximum amount of allowable organizational and offering related expenses permitted to be paid by MPIC to MP Securities under FINRA Rule 2310.  MPIC and MP Securities acknowledge and agree that any expenses that are paid by MPIC in connection with offering its 2024 Class A Certificates will be subject to and modified as needed to comply with FINRA Rule 2310.

MP Securities will be responsible for all out of pocket expenses incurred for travel, marketing and information materials and related expenses incurred when conducting MPIC’s ministerial, compliance and administrative duties for MPIC’s investor certificate program.  MPIC will make payment to MP Securities for the investor certificates administrative fee in monthly payments within fifteen (15) days after each month during the term of the Agreement.  MP Securities and MPIC reserve the right to adjust the investor certificate administrative fee at any time upon thirty (30) days written notice.

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d.	Change in Scope of Services. If during the term of this Agreement, MP Securities’ need for administrative services hereunder is increased or reduced by a significant change in the scope of MP Securities’ business or operations, as a result of dispositions or otherwise, MP Securities may request, and MPIC may provide, an appropriate change in the level of services provided hereunder and such parties shall in good faith redetermine the fee payable for such services for the remainder of the term of this Agreement on the basis of the change in level of such administrative services.

7.Other Expenses.  From time to time, MPIC may incur other expenses on behalf of MP Securities, such as telephone costs, filing fees or other administrative costs.  MPIC shall itemize its costs incurred on MP Securities’ behalf and submit reasonable documentation for any expenditures made.  Purchases and expenditures incurred by MPIC on behalf of MP Securities shall be billed to MP Securities at MPIC’s cost with no markup.  MP Securities shall reimburse MPIC in the manner described in Section 6 above.

8.Intercompany Transactions.  If requested by MP Securities’ Financial and Operations Principal or President, MPIC may advance from time-to-time cash to MP Securities or make payments to third parties on behalf of MP Securities.  MP Securities shall have discretionary authority and control over all intercompany advances made by MPIC on its behalf.  Within fifteen (15) days following the end of each calendar month, MPIC shall provide MP Securities with a list of all intercompany advances made on MP Securities’ behalf.  Unless otherwise objected to within ten (10) days after receipt of such report, the list of intercompany advances shall become final.  MP Securities agrees to reimburse MPIC for such intercompany advances on a monthly basis.  MPIC shall maintain separate and accurate records of all intercompany advances made on behalf of MP Securities and all amounts paid by MPIC with respect thereto.  Such records shall be made available to MP Securities, FINRA, the SEC or any state regulatory authority for any lawful purpose.  Such records shall be the joint property of MPIC and MP Securities and shall be maintained in accordance with applicable SEC, FINRA and state regulatory standards for a broker dealer firm.

9.Oversight of Services.  Any services provided by MPIC or its vendors, contractors or other third parties on behalf of MP Securities pursuant to this Agreement shall at all times be subject to the supervision and authority of MP Securities, which shall retain discretion and authority to direct and control any aspect of MPIC’s provision of, or arrangement for such services.  MP Securities shall implement a system for continuous monitoring and oversight to ensure that MPIC’s provision of services pursuant to this Agreement complies with applicable law, the provisions of U.S. law that apply to broker dealer firms registered under Section 15 of the Securities Exchange Act of 1934 (the “Exchange Act”) and regulations imposed on the entity as a member of FINRA.  Notwithstanding anything in this Agreement to the contrary, all activities, selling efforts and underwriting services which are required to be performed by a firm registered under Section 15 of the Exchange Act shall be performed by MP Securities under the provisions of this Agreement.

10.Control Retained by MP Securities.  During the term of this Agreement, MP Securities shall retain and exercise ultimate control over the assets and operations of its activities and operations as a broker dealer firm.  The Board of Managers of MP Securities shall be and shall

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remain ultimately responsible for the development of, approval and implementation of policies and procedures of the broker dealer firm.  MP Securities shall supervise all professional, underwriting, selling, marketing and operational activities of the broker dealer firm.  Unless otherwise authorized by the MPIC Board of Directors or its Operating Agreement, MP Securities shall limit its activities to those described in its Business Plan as submitted to FINRA as part of its request to be granted membership as a registered broker dealer firm.   By entering into this Agreement, MP Securities has not delegated any powers, duties and responsibilities required to be performed under any statute, code, regulatory notice or authority promulgated, applied or required by any governmental authority, agency, regulatory institution or court of competent jurisdiction which governs the operations of the broker dealer firm.

11.Confidentiality.  MPIC and MP Securities agree to maintain as strictly confidential all records and documents each may receive concerning the other’s business and affairs and the other’s customers and members (collectively “Confidential Information”) in strict confidence and shall not disclose the other’s Confidential Information to third parties except (a) as necessary in performing its duties hereunder, or (b) as required by law, court order or in response to an investigation or request of a regulatory body having jurisdiction over a party, or (c) with the advance consent of the party owning the Confidential Information.  Confidential Information shall include, but not be limited to, notebooks, books, memoranda, records, journals, lists, reports, files, correspondence, management information, reviews, analysis, research, business plans, budgets, profit and loss statements, whether in paper form, electronic form or copies thereof.  The obligations under this Section 11 shall not apply to information that (a) is in or enters the public domain without breach of this Agreement, or (b) a party receives from a third party without restriction on disclosure and without breach of a non-disclosure obligation, (c) which the party, not claiming prior ownership, develops independently and can prove same with written evidence, or (d) that is requested pursuant to a request issued by a court or governmental agency or regulatory authority or required to be disclosed under applicable law, provided that prior written notice of such obligation is provided to the other party and an opportunity to oppose such disclosure or obtain a protective order is furnished to the other party.  This Confidentiality provision shall survive termination of this Agreement.

12.Relationship of Parties.  It is the Parties’ intent that MPIC shall act solely as an independent contractor.  Nothing in this Agreement shall be construed to create a partnership, joint venture, or principal agency relationship between MP Securities and MPIC.

13.Termination.  In addition to termination in accordance with Section 1. above, this Agreement may be terminated as follows:

a.	By MPIC and MP Securities mutually agreeing to terminate this Agreement prior to expiration of the term.

b.	At the nondefaulting party’s option, upon the occurrence of a default, as defined in Section 14 below, by the nondefaulting party giving written notice to the defaulting party specifying such default. Upon receipt of such notice, the defaulting party shall have thirty (30) days to cure or begin in good faith to cure the default and if the default is cured, or good faith efforts are begun to cure the default, then this Agreement shall continue as if no notice was sent; otherwise,

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the termination date shall be thirty (30) days from the date the defaulting party receives notice from the nondefaulting party of termination due to a default.

Except where termination is the result of a default by MP Securities, in which case MP Securities shall be liable for all amounts owing by it under this Agreement through the expiration of the term, any amounts payable to MPIC hereunder shall be prorated through the termination date of this Agreement.

14.Default.

a.	Termination by Either Party. Subject to Section 13, either party may at any time immediately terminate this Agreement in the event of a material breach by the other party of the Agreement. The term “material breach”, as used herein, includes, but is not limited to, the following: (1) failure to comply with any federal, state, or local law, (2) failure to comply fully with a directive or order from a governmental agency or regulatory authority, (3) breach of any material warranty or representation made herein, or (4) the failure to comply with the terms and obligations under this Agreement.

b.	Termination by MP Securities. This Agreement may be terminated at any time by MP Securities in the event of any federal, state, or local legislation, regulatory action, insurance carrier action, law enforcement, or judicial decision, which, in the sole discretion of MP Securities, adversely affects its interests under this Agreement.

c.	Termination for Non-Payment. If MP Securities fails to pay any amount due under this Agreement in full when due or fails to pay any other fees or amounts due hereunder in full, MPIC may terminate this Agreement by providing written notice pursuant to Section 13 above.

d.	Effect of Termination. Termination of this Agreement shall not affect the continuation of any outstanding obligation or liability incurred by either party during the term of this Agreement, including payment to MPIC.

15.Limited Liability and Indemnity.  Regarding the services to be performed by MPIC, neither MPIC nor its employees or agents shall be liable to MP Securities, or to anyone who may claim any right due to his/her relationship with MP Securities, for any acts or omissions in the performance of said services except when said acts or omissions are due to willful misconduct or gross negligence of MPIC or its employees or agents.  MP Securities shall indemnify, defend and hold MPIC, its employees and agents free and harmless from any obligations, costs, claims, judgments, attorneys’ fees and all other damages and expenses (but not lost profits, consequential damages, goodwill, business interruption, or loss of business) arising from (a) the services performed pursuant to this Agreement or in any way connected with said services performed by MP Securities, or (b) the actions of any vendor or contractor engaged by MP Securities under this Agreement, or (c) MP Securities’ breach of any provision of this Agreement, except when same results from willful misconduct of MPIC and MPIC is adjudged guilty of willful misconduct by a competent court or arbitrator having jurisdiction over the matter.  This limited liability and indemnity provision shall survive termination of this Agreement.

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16.Notices.  All notices and other communications hereunder shall be in writing.  Notices shall be deemed duly given, when delivered personally or five (5) days after being sent through the U.S. Postal Service, postage paid, first-class.  If sent through any reputable one-day, two-day, or three-day courier, such as Federal Express or DHL, fees prepaid, delivery shall be at the time confirmed.  Notices shall be sent to the addresses of the Parties set forth next to their respective signatures hereto, or to such other addresses as may be specified from time to time by notice in writing to the other parties hereto.

17.Further Assurances.  The Parties agree to execute and deliver such further documents and instruments and do such further acts and things as may reasonably be necessary to carry out the purposes and intent of this Agreement.

18.Duties on Termination.  In the event of termination of this Agreement as provided herein, each party agrees to deliver promptly to the other party all notebooks, documents, memoranda, reports, files, correspondence and other property belonging to the other party relating to its business which are in the party’s possession or under its control.

19.Intellectual Property.  All inventions, discoveries, improvements, copyrightable works and creations (hereafter referred to as “Intellectual Property”) which MP Securities has previously, solely or jointly, conceived or made or may conceive or make during the period of this Agreement shall be the sole and exclusive property of MP Securities.  MP Securities shall have sole and exclusive responsibility for protecting its rights to such Intellectual Property and to all of its other assets, and MPIC shall have no responsibility with regard to same.

20.Books and Records.  Each party hereto shall keep full and adequate books of account and records reflecting all transactions and matters covered by this Agreement, in accordance with its normal accounting practices and principles.  The books of account and all other records relating to or reflecting transactions or matters covered by this Agreement maintained by one party shall be made available to the other party and its accountants and other representatives at all reasonable times for inspection and copying, and each party shall cooperate fully with the other in explaining any calculations or charges under this Agreement.  In order to comply with SEC, FINRA and other regulatory rules, the Parties agree to keep and record the following:

a.	All executed expense sharing agreements and amendments thereto, including required notifications to FINRA, and all related support documents provided by MPIC;

b.	A separate schedule of expenses paid by MPIC that are not included in the financial reports filed by MP Securities with FINRA or SEC;

c.	MPIC will provide MP Securities with all expense allocation methodologies used in allocation support staff salaries, misc. overhead, etc;

d.	MPIC will provide MP Securities with a record of each expense paid by the MPIC on behalf of MP Securities;

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e.	MP Securities will invoice MPIC for all expense allocations under this agreement;

f.

MP Securities will reduce its net capital and increase its aggregate indebtedness for any of its related expenses that MPIC has agreed to pay but remain unpaid by MPIC, unless otherwise permitted under the Rule; and

g.	All receivables from MPIC will be treated as non-allowable by MP Securities, until paid.

21.Compliance with SEC and FINRA Rules.  The Parties hereto acknowledge, agree and intend that this Agreement comply in all respects with the Letter, FINRA guidelines for broker dealer firms and the SEC Financial Reporting Rules.  To that end, MPIC covenants and agrees that:

a.	it will not seek reimbursement for expenses and payments it makes on behalf of MP Securities, unless otherwise billed and accounted for under the terms of this Agreement;

b.	it files periodic and annual reports with the SEC on Forms 10-Q, 10-K and 8-K pursuant to the Exchange Act and that MP Securities shall be entitled to rely on such filings in determining whether MPIC has adequate resources apart from MP Securities to undertake its responsibilities under this Agreement;

c.	on an annual basis, MP Securities shall be entitled to confirm that MPIC has adequate independent financial resources to the pay the costs it will incur pursuant to the terms of this Agreement;

d.	it will provide access to its books and records to MP Securities, the SEC, FINRA and any other regulatory authorities for the purpose of ensuring compliance with the terms of this Agreement, the Letter, the SEC Financial Responsibility Rules and FINRA rules for broker dealer firms; and

e.	acknowledge that SEC rules require broker dealer firms to notify its designated examining authority (“DEA”) when it has entered into a written expense sharing agreement, provide a copy of such agreement to the DEA and notify the DEA if future amendments are made to the Agreement.

22.Subcontracting.  The Parties expressly agree that their respective obligations under this Agreement may be subcontracted to third parties with appropriate expertise and experience to undertake the particular obligations to be subcontracted.  The Parties agree that performance of any obligation under this Agreement by a subcontractor, or any subcontractor of a subcontractor, shall be subject to all terms and conditions of this Agreement, including without limitation all legal and regulatory requirements, performance standards and reporting responsibilities.  The Parties agree to develop, implement, and conduct appropriate oversight procedures to monitor the

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performance by any subcontractor of any services under this Agreement.  The retention of a subcontractor does not relieve a party from any obligation under this Agreement.  Any party who retains a subcontractor for the performance of any duty under this Agreement shall remain liable to the party to whom the duty is owed for any breach, failure of performance, or inadequate performance by the subcontractor retained.

23.Entire Agreement of the Parties/Modifications.  This Agreement contains all of the covenants and agreements between the Parties with respect to the rendering of such services in any manner whatsoever.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement or which modifies or amends this Agreement will be effective unless it is in writing signed by the party to be charged.

24.Waiver.  Any party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provisions or prevent that party thereafter from enforcing such provision or any other provision of this Agreement.

25.Severable Provisions.  If any portion of this Agreement shall be held invalid or inoperative, then so far as reasonable and possible the remainder of this Agreement shall be considered valid and operative, pand effect shall be given to the intent manifested by the portion held invalid or inoperative.  The Parties authorize any modifications necessary to those provisions, or portions of provisions, held invalid or inoperative so that effect can be given to the Parties’ intent.

26.Governing Law.  This Agreement shall, in all respects, be governed by and construed in accordance with the internal laws of the State of California without regard to the conflict of law principles thereof.

27.Assignment.  This Agreement and the respective rights and obligations hereunder may not be assigned by either party hereto without the express written consent of the other party, expect for an assignment by MP Securities or MPIC to any successor to all or a substantial portion of the business of MP Securities or MPIC.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns.

28.References.  All references made to this Agreement are intended and shall be deemed to mean this Agreement, inclusive of and together with all other agreements, documents, schedules and exhibits appended hereto, all of which are deemed hereby to be fully incorporated herein by reference.

29.Attorneys’ Fees.  Should an action be commenced by either party to interpret or enforce the terms of this Agreement or to collect any amounts owning under this Agreement, the prevailing party in such action shall be entitled to receive its reasonable attorneys’ fees and costs, in addition to such other relief that may be granted.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date set forth above.

“MP SECURITIES”“MPIC”

Ministry Partners Securities, LLC	Ministry Partners Investment Company, LLC

915 West Imperial Highway, Suite 120915 West Imperial Highway, Suite 120

Brea, California 92821Brea, California 92821

By: /s/ R. Michael Lee By: /s/ Darren Thompson

Name: R. Michael Lee Name: Darren Thompson

Title: Chairman of the Board of Managers Title: President and CEO

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EXHIBIT A

Description of Services Provided

Item	Fee or Pricing Arrangements

Accounting, Finance

●
Accounting and finance reporting

●
MPIC shall provide access to its core system processing services provided by Fiserv, including the maintenance of accounting records, processing of accounts payable, production of periodic financial reports and coordination of audit and financial reporting systems, providing reports and returns for IRS purposes

Allocation of Expenses are based on detailed billing provided by 3rd Parties when possible, otherwise as listed below

Computer and Data Management

●
MPIC will also make available to MP Securities its customer software support systems and software and network solutions provided by the following providers and allocated as follows:

o
Prologue
o
FIS (formerly ProNet)
o
Data access (phone and internet service)
o
Other shared software programs

●
MPIC also agrees to provide MP Securities with management and information systems, computer and office equipment use in maintaining administrative data for the conduct of MP Securities’ operations as a broker dealer firm

15% 15% 15% 15% or based upon actual usage when determinable Charges for services provided to MPS by any service provider will be allocated on cost of services provided
Salaries and Employee Costs ● Salaries for management, support staff, including payroll taxes, health insurance and benefits including Worker’s Compensation.	Allocation based on actual expenses at the following %’s: President/CEO 20% CFO 10% VP Finance 20% Sales Support Mgr 80% Staff Acct/OPS 10% VP Strat. Initiatives 20%

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Consulting and Retainer Agreement

●
Agreement signed between MPIC and Joseph Turner whereby Mr. Turner provides services to the company, including maintaining security licenses at MPS and providing other consulting and leadership services that involve MPS-related matters

Monthly fees ($12,500 through July 2024, $6,500 thereafter) will be paid by MPIC and reimbursed by MPS at an allocated amount that is calculated using an estimate of time spent by Mr. Turner on MPS issues during a given month

Office Rent (Brea) ● Including rent expense, common area maintenance, leasehold improvement depreciation, and other occupancy-related expenses	15% (Based on the usage of office space and shared space by dual employees and MPS employees)
Insurance ● Officers and directors liability insurance ● General liability ● Professional Liability	Based on actual expenses which, if not explicitly documented, are determined through an allocation provided by the insurance broker
Travel Expenses	Based on actual travel expenses related to MPS matters
Office Furniture and Equipment ● Telephone, cell phones ● Data management hardware ● Office furniture, laptop computers, and desktop computers

Allocated based on actual expenses, when determinable, or allocated based on head count for common equipment/hardware

Allocated based on the allocated percent related to the employee using the equipment (see “Salaries and Employee Costs” above)

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MPS Investor Certificate Services ● Compliance Fees and services ● Administrative Services ● Marketing ● Investor Relations and Communications	Maximum $50,000 fixed fee for 2024; subject to modification upon mutual agreement with 30 days notice

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